Exhibit 99.1


          Ameron Acquires Fiberglass Pipe Company in Brazil


    PASADENA, Calif.--(BUSINESS WIRE)--Oct. 5, 2007--Ameron
International Corporation (NYSE:AMN) announced today that the Company had completed the acquisition of Polyplaster, Ltda., a privately-owned, fiberglass-pipe manufacturer located in Betim, Brazil, near the city of Belo Horizonte. Polyplaster primarily supplies polyester, fiberglass-pipe systems to the water, wastewater and industrial markets in Brazil.

    Polyplaster is expected to provide Ameron with a solid base business and the foundation for an expansion program in South America. Additionally, Ameron plans to construct two new plants in Betim, Brazil in the near future. One plant will be dedicated to the production of Ameron's Centron fiberglass-pipe product for onshore oilfield applications. The other will be dedicated to the production of Ameron's Bondstrand(R) epoxy fiberglass-pipe products for marine vessels and offshore platforms and a wide range of chemical and industrial applications. Ameron plans to serve all South American markets from Brazil. The demand for epoxy fiberglass pipe in South America is strong, and the Company expects to significantly enhance its competitive position in South America with these investments.

    James S. Marlen, Ameron's Chairman, President and Chief Executive Officer, stated, "Polyplaster has been a consistently profitable and well-managed business, and it represents an excellent strategic fit. Ameron is a global leader in the composite-pipe industry with plants in the U.S., Asia and Europe. Importantly, Polyplaster will be instrumental in executing Ameron's growth strategy in South America."

    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.


    CONTACT: Ameron International Corporation
             James S. Marlen, Chairman, President and CEO
             Gary Wagner, Executive Vice President, COO
             James R. McLaughlin, Senior Vice President, CFO
             Telephone: 626-683-4000